EXHIBIT 5.1


                     [LETTERHEAD OF SKADDEN, ARPS, SLATE,
                              MEAGHER & FLOM LLP]


                                                              August 30, 2002


Alamosa Holdings, Inc.
5225 S. Loop 289
Lubbock, Texas 79424

                        Re: Alamosa Holdings, Inc.
                            Post-Effective Amendment No. 1 to the
                            Registration Statement on Form S-8
                            -------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for Alamosa Holdings, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of: (i) up to an additional 800,000 shares of common stock, par value $.01 per share (the "Common Stock"), initially issuable pursuant to option awards to be granted under the Alamosa Holdings, Inc. Amended and Restated 1999 Long Term Incentive Plan (the "LTIP"); and (ii) up to an additional 200,000 shares of Common Stock initially issuable pursuant to the Alamosa Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (the "ESPP" and, together with the LTIP, the "Plans"). The 1,000,000 shares of Common Stock to be registered pursuant to the Plans, in aggregate, are collectively referred to herein as the "Shares."

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

         In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following: (i) the Company's Registration Statement on Form S-8 (File No. 333-56430) as filed with the Securities and Exchange Commission (the "Commission") on March 2, 2001, under the Securities Act (together with all exhibits thereto, the "Registration Statement"), (ii) the Company's Post-Effective Amendment No. 1 to the Registration Statement, to be filed herewith with the Commission under the Securities Act (the "Post Effective Amendment"), (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, (iv) the Amended and Restated By-Laws of the Company, as currently in effect, (v) specimen certificates representing the Common Stock, (vi) resolutions of the Board of Directors of the Company, adopted February 12, 2001, and August 6, 2002, (vii) the Plans, (viii) a form of stock option agreement to be entered into between the Company and each of the employees, directors and consultants receiving options under the LTIP (the "Form of Option Agreement"), (ix) a form of subscription agreement to be entered into between the Company and each of the employees receiving Shares under the ESPP (the "Form of Subscription Agreement"), and (x) the Rights Agreement, dated as of February 14, 2001, by and between the Company and Mellon Investor Services LLC, as rights agent (the "Rights Agreement"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have further assumed that each agreement that will be entered into between the Company and each of the employees, directors and consultants receiving options under the LTIP and under the ESPP will conform to the Form of Option Agreement and Form of Subscription Agreement, respectively, and will be duly authorized and validly executed and delivered by the parties thereto. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the Bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the issuance of the Shares (including the Preferred Share Purchase Rights attached thereto pursuant to the terms of the Rights Agreement) has been duly authorized by the Company, and when (a) certificates representing the Shares in the form of the specimen certificate examined by us have been countersigned by an authorized officer of the transfer agent and registrar of the Company's common stock (the "Transfer Agent"), (b) the Shares have been registered by the Transfer Agent on the stock record books of the Company, and (c) the Shares have been issued and delivered by the Company, and the entire amount of the consideration therefor has been received in full by the Company, in each case in accordance with the terms of the Plans and the applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post Effective Amendment. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP